EXHIBIT 28
                                                                     ----------

KNIGHT-RIDDER, INC. AND SUBSIDIARIES
BUSINESS SEGMENT INFORMATION
(Unaudited, in thousands of dollars)



                                        Quarter  Ended              Four Quarters Ended
                                   -------------------------     ------------------------
                                    March 27      March 28        March 27     March 28
                                      1994          1993            1994         1993
                                   -----------  ------------     -----------  -----------
 OPERATING REVENUE
    Newspapers                    $   501,870  $    477,818     $ 2,036,875  $ 1,962,910
    Business Information Services     128,993       106,076         461,442      395,075
                                   -----------  ------------     -----------  -----------
                                  $   630,863  $    583,894     $ 2,498,317  $ 2,357,985
                                   ===========  ============     ===========  ===========
 OPERATING INCOME
    Newspapers                    $    68,086  $     56,528     $   310,325  $   292,640
    Business Information Services       7,537         5,616          25,326       23,061
    Corporate                         (10,813)       (8,464)        (39,664)     (33,870)
                                   -----------  ------------     -----------  -----------
                                  $    64,810  $     53,680     $   295,987  $   281,831
                                   ===========  ============     ===========  ===========
 DEPRECIATION AND
     AMORTIZATION
    Newspapers                    $    23,941  $     22,944     $    95,597  $    88,257
    Business Information Services      12,782        10,541          47,766       39,386
    Corporate                             423           399           1,657        1,596
                                   -----------  ------------     -----------  -----------
                                  $    37,146  $     33,884     $   145,020  $   129,239
                                   ===========  ============     ===========  ===========

Knight-Ridder, Inc.
First Quarter Graphs
=======================

     FIRST QUARTER NET INCOME                                         FIRST QUARTER TOTAL OPERATING REVENUE
     (From continuing operations, in $000s)                           (From continuing operations, in $000s)
       Year              Amount                                         Year             Amount
     ---------         -----------                                    ---------         ---------
       1994                30,372                                       1994             630,863
       1993                23,136                                       1993             583,894
       1992                25,006 *                                     1992             555,438
       1991                15,830                                       1991             545,441
       1990                25,849                                       1990             554,915
       1989                20,684                                       1989             540,744




     FIRST QUARTER EARNINGS PER SHARE                                 FIRST QUARTER NEWSPAPER ADVERTISING REVENUE
     (From continuing operations)                                     (In $000s)
       Year              Amount                                         Year             Amount
     ---------         -----------                                    ---------         ---------
       1994                 $0.55                                       1994             366,519
       1993                 $0.42                                       1993             347,833
       1992                 $0.46 *                                     1992             334,023
       1991                 $0.32                                       1991             340,413
       1990                 $0.50                                       1990             371,690
       1989                 $0.39                                       1989             369,730


     * Excludes a one-time change of $105.2 million, or $1.93 per share, representing the cummulative effect of changes in accounting principles.



Circulation  -  Note A                            Quarter  Ended
                                        -----------------------------------
(Unaudited, in  thousands  of  copies)   March 27     March 28
                                           1994         1993       Change
                                        ----------   ----------   ---------
Average  Morning  Circulation               3,196        3,241         (45)
Average  Evening  Circulation                 450          463         (13)
                                        ----------   ----------   ---------
Average  Daily  Circulation                 3,646        3,704         (58)
                                        ==========   ==========   =========
Average  Sunday  Circulation                4,790        4,818         (28)
                                        ==========   ==========   =========

Advertising Statistics - Notes A & B                Quarter  Ended
                                          -----------------------------------
                                           March 27     March 28
                                             1994         1993      %  Change
                                          ----------   ----------   ---------
LINAGE (Unaudited,in thousands of
        six-column inches)
      Full-run  ROP
              Retail                          3,477        3,528        (1.5)
              General                           373          331        13.0
              Classified                      3,274        3,139         4.3
                                          ----------   ----------
                    Total                     7,124        6,998         1.8
                                          ==========   ==========
      Factored  Part-run  ROP                   401          447       (10.3)
                                          ==========   ==========
      Full-run  Preprint                      3,691        3,514         5.0
                                          ==========   ==========
      Part-run  Preprint                      3,355        3,340         0.4
                                          ==========   ==========
TOTAL  PREPRINTS  INSERTED  (000s)        1,089,400    1,022,557         6.5
                                          ==========   ==========

Note  A:   Where  necessary,  certain  previously  reported  statistics  have  been  restated  to  be  consistent  with measurement  guidelines  currently  in  use.

Note  B:   Factored  part-run  linage  represents  linage  in zoned  editions  that  is  translated  into  full-run  equivalent linage based on  the  ratio  of  the  circulation  in  a  particular  zone  to  the  total  circulation  of  the newspaper.

Knight-Ridder  Share  Trading                              1994  First  Quarter                   1993  First  Quarter
(As  quoted  by  Knight-Ridder  Financial  Services)  ---------------------------------      --------------------------------
                                                       Volume     High   Low     Close       Volume    High  Low      Close
                                                       ---------  -----  ------  ------      --------- ----- ------   ------
                                                       8,485,000    61   54 7/8  60 1/8      8,066,100   65   56 1/2   57 1/2




                                        -20-